EXHIBIT 99.2

HTTPS://SANP.US/WP-CONTENT/UPLOADS/DOCUMENTS/Q2-2019-SANP.PDF

SANTO MINING CORP.
d/b/a SANTO BLOCKCHAIN LABS CORP.

Consolidated Condensed Statements of Operations
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,	
	2019	**2018**	**2019**	**2018**
Revenues				
Sales	$ ----	$ 225	$ 5,000	$ 225
Cost of goods sold	----	----	----	850
Gross Profit	----	225	5,000	(625)
Operating Expenses				
Professional fees	3,111	120,000	3,111	120,000
Selling, general and administrative	55,480	84,099	107,083	176,381
Rent expense	6,480	----	12,833	----
Depreciation and amortization	2,830	----	2,830	----
Total operating expenses	67,901	204,099	125,857	296,381
Net loss from operations	(67,901)	(203,874)	(120,857)	(297,006)
Other income (expense)				
Interest expense	(21,847)	(328,080)	135,220	(346,136)
Interest expense related to derivative	(10,333)	----	(70,611)	----
Gain on extinguishment of debt	----	15,400	38,399	15,400
Change in derivative	109,016	(44,457)	121,722	(37,239)
Income taxes	----	----	----	----
Net loss	**$ 8,935**	**$ (561,011)**	**$ 103,873**	**$ (664,981)**
Basic and diluted loss per share	$ (0.00)	$ (0.00)	$ (0.00)	$ (0.00)
Weighted average number of shares outstanding	8,626,965,016	8,213,307,267	8,555,783,476	8,136,018,359

The accompanying notes are an integral part of these unaudited financial statements

SANTO MINING CORP.
d/b/a SANTO BLOCKCHAIN LABS CORP.
Consolidated Condensed Statements of Cash Flows
(Unaudited)

		For the Six Months Ended June 30,		
		2019		2018
CASH FLOWS FROM OPERATING ACTIVITIES:				
Net income (loss)	$	103,873	$	(664,981)
Adjustment to reconcile net loss to net cash provided in operations:				
Decrease (increase) in Inventory		----		(11,083)
Change in fair market value of derivatives		(121,722)		37,439
Amortization of debt discount		70,611		173,036
Depreciation and amortization		2,830		----
Gain on extinguishment of debt		38,399		(15,600)
Accretion of debt premium on notes		----		150,000
Notes issued for services provided		----		120,000
Change in assets and liabilities:				
Other current assets		11,083		30,126
Accounts payable and accrued expenses		(35,288)		12,100
Accrued compensation		66,868		143,207
Accrued interest		(135,956)		17,591
Deposits		(4,200)		----
Net Cash (used in) provided by operating activities		(107,375)		(8,165)
CASH FLOWS FROM INVESTING ACTIVITIES:				
Unrealized gain (loss) on assets held for sale		5,900		(30,000)
Property, plant and equipment		(16,983)		----
Unrealized gain (loss) on assets held for sale		(260,000)		----
Net Cash Used in investing activates		(271,083)		(30,000)
CASH FLOWS FROM FINANCING ACTIVITIES:				
Proceeds (payments) all non-related notes payable		45,000		22,000
Proceeds (payments) notes payable, related party		5,695		----
Adjustments made to convertible notes payable		211,600		----
Stock issued to reduce debt		10,737		----
Proceeds from merger breakup fee		----		41,000
Net Cash provided by financing activates		273,032		63,000
Net change in cash and cash equivalents		(1,553)		24,835
Cash and cash equivalents Beginning of period		30,991		(5,460)
Cash and cash equivalents End of period	$	29,438	$	19,375
Supplemental cash flow information				
Cash paid for interest	$	----	$	----
Cash paid for taxes	$	----	$	----

The accompanying notes are an integral part of these unaudited financial statements

CERTIFICATION

I, Franjose Yglesias, certify that:

1.I have reviewed the unaudited comparative condensed consolidated Q2-2019 financials.

2.Based on my knowledge, these unaudited comparative condensed consolidated Q2-2019 financials do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this unaudited comparative condensed consolidated Q2-2019 financials; and

3.Based on my knowledge, the financial statements and other financial information included or incorporated by reference in this disclosure statement, fairly present, in all material respects, the financial condition, results of operations and cash flows of the issuer as of, and for, the periods presented in this disclosure statement.

/s/Franjose Yglesias

Franjose Yglesias

Santo Mining Corp.

CEO

Dated:   May 26, 2021